RYAN'S FAMILY STEAK HOUSES, INC.
             REPORTS NOVEMBER SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
November  29, 2000 ("November") decreased by 1.8%.   Details
follow:

                                     November 2000
                                      (Unaudited)

  Total sales                       $52,230,000
  Increase from prior year                  +4%

  Average unit sales:
  Same-store (open at least 18 mos.)      -1.8%
  All-store (all Ryan's units)            -1.2%

At  November  29, 2000, the Company owned and  operated  301
Ryan's.

The Company's next accounting period consists of 5 weeks, ending on January 3, 2001.